Filed Pursuant to Rule 433 Registration Nos. 333-254632 and 333-254632-02

NextEra Energy Capital Holdings, Inc.

U.S.$275,000,000

4.30% Debentures, Series due 2062

Pricing Term Sheet

March 10, 2022

Issuer:	NextEra Energy Capital Holdings, Inc.

Guarantor:	NextEra Energy, Inc.

Title of Securities:	4.30% Debentures, Series due 2062 (the “Debentures”)

Issue Currency:	USD

Registration Format:	SEC Registered

Principal Amount:	$275,000,000

Date of Maturity:	March 24, 2062

Interest Payment Dates:	Semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2022.

Coupon Rate:	4.30%

Price to Public:	100.00% of the principal amount thereof

Denominations:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	On each March 24 on or after March 24, 2027 (each a “Redemption Date”) at a price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the Redemption Date.

Pricing Date:	March 10, 2022

Settlement Date:*	March 24, 2022 (T+10)

ISIN:	XS2456252860

Common Code:	245625286

Listing:	Application will be made to list the Debentures on the Taipei Exchange (the “TPEx”). No assurance can be given that such application will be approved or that the TPEx listing will be maintained.

Selling Restrictions:	The Debentures have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the Republic of China (“ROC”), which currently includes: (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the ROC, (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Futures Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the Debentures are not permitted to sell or otherwise dispose of the Debentures except by transfer to a professional institutional investor.

Expected Credit Rating:**

Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Morgan Stanley Taiwan Limited

BNP Paribas SA, Taipei Branch

Credit Agricole Corporate and Investment Bank, Taipei Branch

J.P. Morgan Securities (Taiwan) Limited

Lead Structuring Agent:

Morgan Stanley & Co. LLC

Joint Structuring Agents:

BNP Paribas SA, Taipei Branch

Credit Agricole Corporate and Investment Bank, Taipei Branch

J.P. Morgan Securities LLC

Structuring Agents’ Fee:	$1,650,000

*	It is expected that delivery of the Debentures will be made against payment therefor on or about March 24, 2022, which will be the tenth U.S. business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+10, purchasers who wish to trade the Debentures on the date of pricing of the Debentures or the next seven succeeding U.S. business days should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

“Structuring Agents” shall mean the Lead Structuring Agent and the Joint Structuring Agents, together.

The TPEx is not responsible for the content of this pricing term sheet and no representation is made by the TPEx as to the accuracy or completeness of this term sheet. The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this pricing term sheet. Admission to the listing and trading of the Debentures on the TPEx shall not be taken as an indication of the merits of the Issuer or the Debentures.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley Taiwan Limited collect at +886-2-27302888; BNP Paribas SA, Taipei Branch collect at +886-2-8758-3179; Credit Agricole Corporate and Investment Bank, Taipei Branch collect at +886-2-2715-8570; and J.P. Morgan Securities (Taiwan) Limited collect at +886-2-2725-9258.

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